Exhibit 1.01

Intuit Inc.

Conflict Minerals Report

For The Year Ended December 31, 2014

This is the Conflict Minerals Report (the “CMR”) of Intuit Inc. (“Intuit”) for the calendar year 2014 in accordance with Rule 13p-1 under the Securities Exchange Act of 1934, as amended.

Introduction and Products Overview

Intuit creates business and financial management software solutions that simplify the business of life for small businesses, consumers and accounting professionals. Its flagship products and services include software products such as QuickBooks®, Quicken® and TurboTax®, which make it easier to manage small businesses and payroll processing, personal finance, and tax preparation and filing. Mint.com provides a fresh, easy and intelligent way for people to manage their money, while Demandforce® offers marketing and communication tools for small businesses. ProSeries® and Lacerte® are Intuit’s leading tax preparation offerings for professional accountants. Intuit has reviewed the products it distributes and has determined that none of its software products (including software products that are distributed on CDs as well as software products distributed through downloading or as a cloud-based service) contain “conflict minerals” or “3TGs” (defined in Item 1.01 of Form SD as columbite-tantalite (coltan), cassiterite, gold, wolframite and their derivatives, which are limited to tantalum, tin and tungsten).

In addition to these core software offerings which account for in excess of 95% of Intuit’s revenue, Intuit also distributes a certain payment dongle that attaches to smart phones, tablets and Bluetooth card readers that allows merchants to process credit card payments (the “Intuit Payment Devices”). For the 2014 reporting period, the only product that Intuit manufactured or contracted to manufacture containing conflict minerals that are necessary to the functionality or production of such products are the Intuit Payment Devices.

Due Diligence Investigation

Intuit’s due diligence program was designed to conform, in all material respects, to the five-step framework laid out in the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and related Supplements on Tin, Tantalum and Tungsten and on Gold (the “OECD Guidance”). In accordance with the OECD Guidance, we took the following measures as part of our due diligence process.

Establish Strong Company Management Systems

Intuit has established strong company management systems relating to conflict minerals. In January 2013, a dedicated working group was comprised of subject matter experts within the Supply Chain organization and Legal teams, and this working group has met regularly since its formation 2 years ago. The working group has reported regularly on progress to a disclosure committee of senior executives, including the Chief Financial Officer, Chief Accounting Officer and General Counsel and has also updated the Audit Committee and Nominating and Governance Committee of the Board of Directors. Management has also developed a Conflict Minerals Policy that is posted at http://www.intuit.com/company/strategic-sourcing/supplier-policies/conflict-minerals/ to clearly communicate Intuit’s commitment to developing and maintaining a conflict free mineral supply chain to its suppliers and the public.

In addition, we maintain a company-level grievance mechanism, as described in our Code of Conduct and Ethics, that enables employees to report concerns, including any concerns regarding Intuit’s conflict minerals supply chain. Intuit also maintains an integrity hotline that third parties can use to report on financial and ethical issues, including issues concerning our conflict minerals supply chain. The number for this hotline is posted on Intuit’s website at http://investors.intuit.com/corporate-governance/conduct-and-guidelines/report-concerns-about-financial-or-ethical-issues/default.aspx.

Since Intuit contracts to manufacture the Intuit Payment Devices with a supplier that is at least four levels removed from the actual mining of the 3TGs, Intuit has leveraged its sole direct supplier (the “Tier One Supplier”) to provide information regarding the 3TG contained in those products, and the Tier One Supplier is similarly reliant upon information provided by its suppliers. Intuit has continued to work with its Tier One Supplier to establish controls over and transparency for its 3TG supply chain. In this process, Intuit used the due diligence tools developed by the Conflict-Free Sourcing Initiative (“CFSI”), including the CFSI’s Conflict Minerals Reporting Template (the “Template”), which is designed to identify the smelters and refiners that process the conflict minerals in a company’s supply chain.

Identify and Assess Risk in the Supply Chain.

Intuit required its Tier One Supplier to disclose the original equipment manufacturers (“OEMs”) that manufacture all of the components in the Intuit Payment Devices, and Intuit required all of the identified OEMs to complete the Template. Intuit has identified three OEMs that provide components to the Tier One Supplier, and all of these have submitted the Template to Intuit. In addition, as a supplemental measure in 2014, Intuit requested and received a completed Template from the contract manufacturer responsible for packaging the OEM components for Intuit Payment Devices. Once Intuit received the completed Templates, Intuit reviewed the Templates for completeness, accuracy and consistency. Where the Templates identified smelter and refiner facilities as sources of an OEM’s 3TG, Intuit compared the identified smelters and refiners against the list of compliant smelters and refiners published by CFSI’s Conflict Free Smelter Program.

Based on the responses received, Intuit has determined that the OEM component manufacturers obtain their components from a mix of certified conflict free smelters as well as smelters that have not yet been certified as conflict free. As a result, the primary risk in Intuit’s supply chain is the lack of complete information on the origin of the components and the resulting inability of its Tier One Supplier to find OEM manufacturers that can certify that the 3TGs contained in the components utilized in the Intuit Payment Devices are sourced exclusively from certified conflict free smelters.

Design and Implement a Strategy to Respond to Identified Risks

Intuit’s strategy to respond to the identified risks in its supply chain focuses on implementing requirements that its Tier One Suppliers source the components in the Intuit Payment Devices from smelters and refiners certified under CFSI’s Conflict Free Smelter Program wherever possible. In this regard, where Template responses indicate that suppliers are not using certified conflict-free sources, we engaged with the Tier One Supplier and/or OEM to encourage them to establish an alternative source of conflict minerals. Intuit also amended agreements with the Tier One Supplier to strengthen the contractual requirements to source from certified conflict free sources, and has implemented best practices within its supply chain group on contractual requirements for any new suppliers that Intuit may contract with in the future.

Support Independent Third-Party Audit of Supply Chain Due Diligence

Intuit does not have direct relationships with smelters and refiners and does not perform direct audits of these entities’ supply chains for 3TGs. However, Intuit supports the development of, and smelters’ and refiners’ participation in, independent third party audits of smelters’ and refiners’ sourcing practices, such as the CFSI’s Conflict-Free Smelter Program.

Report on Supply Chain Diligence

Intuit is committed to full and transparent disclosure of its efforts to facilitate the sourcing of conflict-free minerals for its products. This CMR is available on Intuit’s website at http://www.intuit.com/company/strategic-sourcing/supplier-policies/. Intuit will also post any developments with respect to conflict minerals that are material to its business on its website, under the Conflict Minerals Policy tab.

Results of Due Diligence

A large percentage of the OEMs indicated that they were unable to provide at least some of the information requested in the Template, and that they are still completing due diligence on their supply chains, particularly with respect to information about the smelters and refiners in their supply chains. Intuit’s efforts to determine the mine or location of origin of the conflict minerals in the Intuit Payment Devices with the greatest possible specificity consisted of the due diligence measures described in this CMR, including our efforts to seek information from OEMs using the Template.

Although Intuit requested information at a product level, almost all supplier responses provided information at a company or division level, but not at a product level, and, therefore, the information provided was not necessarily limited to smelters or refiners confirmed to be in Intuit’s supply chain. In addition, many of the supplier responses were still incomplete as all supply chain participants continue to map their upstream supply chains. As a result, Intuit is unable to validate whether the facilities identified by the OEMs, which are listed in Annex A below, in fact contributed conflict minerals to Intuit Payment Devices. Annex B below includes an aggregated list of the countries of origin from which the facilities listed in Annex A are known to source conflict minerals, based on information provided by suppliers and CFSI.

Additional Mitigation Efforts

Intuit is a member of the Electronic Industry Citizenship Coalition (the “EICC”) and has developed procedures consistent with the EICC recommendations for responsible sourcing of conflict minerals, as set forth in the OECD Guidance. Intuit also attends the weekly EICC Conflict Minerals Due Diligence Calls chaired by the EICC and has implemented the best practices that are relevant to its supply chain that have been developed by the CFSI. As an active member of the EICC, Intuit will continue to monitor and implement relevant best practices recommendations from the EICC as well as conflict mineral trends that impact Intuit’s business.

Further Intuit:

•	Conducts benchmarking sessions with manufacturers and other technology companies in Silicon Valley;

•	Sets up Webinars with its suppliers to address concerns and questions; and

•	Continues to work with suppliers to ensure that they have robust due diligence practices.

In addition, in order to improve on the quality of information provided by its supply chain, as discussed above Intuit has already amended its agreements with its Tier One Supplier to strengthen the contractual requirements to source from certified conflict-free sources. Intuit will require the inclusion of similar provisions in its agreements with new suppliers, and if such prospective supplier is unable to make this certification, Intuit will seek out alternative suppliers if alternative suppliers are available that can make such certification.

ANNEX A

2014 Facility List

The following is a list of the facilities that the suppliers we surveyed reported as being in their supply chains.

Mineral	Facility Name	Facility Location
Gold	Aida Chemical Industries Co. Ltd.	JAPAN
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY
Gold	Argor-Heraeus SA	SWITZERLAND
Gold	Asahi Pretec Corporation	JAPAN
Gold	Asaka Riken Co Ltd	JAPAN
Gold	Caridad	MEXICO
Gold	Chugai Mining	JAPAN
Gold	Codelco	CHILE
Gold	Daejin Indus Co. Ltd	KOREA, REPUBLIC OF
Gold	DaeryongENC	KOREA, REPUBLIC OF
Gold	Do Sung Corporation	KOREA, REPUBLIC OF
Gold	Dowa	JAPAN
Gold	Heraeus Ltd. Hong Kong	HONG KONG
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY
Gold	Hwasung CJ Co. Ltd	KOREA, REPUBLIC OF
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Johnson Matthey Inc	UNITED STATES
Gold	Johnson Matthey Ltd	CANADA
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	Kojima Chemicals Co., Ltd	JAPAN
Gold	Korea Metal Co. Ltd	KOREA, REPUBLIC OF
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF
Gold	Materion	UNITED STATES
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Metalor Switzerland	SWITZERLAND
Gold	Metalor Technologies (Hong Kong) Ltd	HONG KONG
Gold	Metalor Technologies (Singapore) Pte. Ltd.	SINGAPORE
Gold	Metalor Technologies SA	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES
Gold	Mitsubishi Materials Corporation	JAPAN

Mineral	Facility Name	Facility Location
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN
Gold	Nihon Material Co. LTD	JAPAN
Gold	Ohio Precious Metals, LLC	UNITED STATES
Gold	Royal Canadian Mint	CANADA
Gold	Sabin Metal Corp.	UNITED STATES
Gold	SAMWON METALS Corp.	KOREA, REPUBLIC OF
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	CHINA
Gold	Solar Applied Materials Technology Corp.	TAIWAN
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	Umicore SA Business Unit Precious Metals Refining	BELGIUM
Gold	Yokohama Metal Co Ltd	JAPAN
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA

Tantalum	Exotech Inc.	UNITED STATES
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	Global Advanced Metals	UNITED STATES
Tantalum	H.C. Starck Group	GERMANY
Tantalum	Mitsui Mining & Smelting	JAPAN
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	Solikamsk Metal Works	RUSSIAN FEDERATION
Tantalum	Ulba	KAZAKHSTAN
Tantalum	Zhuzhou Cement Carbide	CHINA

Tin	Alpha	UNITED STATES
Tin	Cooper Santa	BRAZIL
Tin	CV United Smelting	INDONESIA
Tin	EM Vinto	BOLIVIA
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.	CHINA
Tin	Gejiu Zi-Li	CHINA
Tin	Gold Bell Group	CHINA
Tin	Liuzhou China Tin	CHINA
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Metallo Chimique	BELGIUM

Mineral	Facility Name	Facility Location
Tin	Mineração Taboca S.A.	BRAZIL
Tin	Minsur	PERU
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	OMSA	BOLIVIA
Tin	PT Bangka Kudai Tin	INDONESIA
Tin	PT Bangka Putra Karya	INDONESIA
Tin	PT Belitung Industri Sejahtera	INDONESIA
Tin	PT Bukit Timah	INDONESIA
Tin	PT Eunindo Usaha Mandiri	INDONESIA
Tin	PT HP Metals Indonesia	INDONESIA
Tin	PT Koba Tin	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT Sariwiguna Binasentosa	INDONESIA
Tin	PT Stanindo Inti Perkasa	INDONESIA
Tin	PT Tambang Timah	INDONESIA
Tin	PT Timah (Persero), Tbk	INDONESIA
Tin	PT Timah Nusantara	INDONESIA
Tin	PT Tinindo Inter Nusa	INDONESIA
Tin	Thaisarco	THAILAND
Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL
Tin	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.	CHINA
Tin	Yunnan Tin Company, Ltd.	CHINA

Tungsten	China Minmetals Corp	CHINA
Tungsten	China Minmetals Nonferrous Metals Co Ltd	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co Ltd	CHINA
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	CHINA
Tungsten	DAYU WEILIANG TUNGSTEN CO.,LTD	CHINA
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Grand Sea W & Mo Group Co Ltd	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES
Tungsten	HC Starck GmbH	GERMANY

Mineral	Facility Name	Facility Location
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA
Tungsten	Japan New Metals Co Ltd	JAPAN
Tungsten	Jiangxi Rare Earth & Rare Metals Tungsten Group Corp	CHINA
Tungsten	Jiangxi Tungsten Industry Group Co Ltd	CHINA
Tungsten	Kennametal Huntsville	UNITED STATES
Tungsten	Kennemetal Inc	UNITED STATES
Tungsten	Wolfram Company CJSC	RUSSIAN FEDERATION
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA
Tungsten	Zhuzhou Cemented Carbide Group Co Ltd	CHINA

ANNEX B

Countries of origin of the conflict minerals that the facilities listed in Annex A process are believed to include the following countries, based on information provided by suppliers and CFSI:

Angola	Luxembourg
Argentina	Madagascar
Australia	Malaysia
Austria	Mongolia
Belgium	Mozambique
Bolivia	Myanmar
Brazil	Namibia
Burundi	Netherlands
Canada	Nigeria
Central African Republic	Peru
Chile	Portugal
China	Rwanda
Columbia	Republic of Congo
Czech Republic	Russia
Djibouti	Sierra Leone
Egypt	Singapore
Estonia	Slovakia
Ethiopia	South Africa
France	South Korea
Germany	South Sudan
Guyana	Spain
Hungary	Suriname
India	Switzerland
Indonesia	Taiwan
Ireland	Tanzania
Israel	Uganda
Ivory Coast	United Kingdom
Japan	United States of America
Kazakhstan	Vietnam
Kenya	Zambia
Laos	Zimbabwe